ISSUERDIRECT
Trading Under the Symbol: ISDR

Transcript of
Versar, Inc.
Fourth Quarter and Fiscal Year 2017 Earnings Conference Call
September 25, 2017

Participants

Karin Weber – Head of Investor Relations
Tony Otten– Chief Executive Officer
Jeff Wagonhurst – President and Chief Operating Officer
Christine Tarrago – Senior Vice President and Chief Financial Officer

Analysts

William Velmer – S.A. Advisory
Bonnie Waxhill – Waxhill & Company
Darrell Patrick – S J Wolfe
Donnie Hoak
Jerome Strauss - Versar

Presentation

Operator
Good day, ladies and gentlemen, and welcome to Versar's Fourth Quarter and Fiscal Year 2017 Earnings Conference Call. All lines have been placed in a listen-only mode. The floor will be open for live questions at the end of today's presentation. [Operator Instructions].

At this time, it is my pleasure to turn the floor over to Karin Weber. Ma'am, the floor is yours.

Karin Weber – Head of Investor Relations
Thank you. Good afternoon. My name is Karin Weber, and I am the Head of Investor Relations for Versar. Welcome to Versar's Investor Conference Call for the Fourth Quarter and Year End of Fiscal Year 2017. Joining me on today's call are Versar's Chief Executive Officer, Tony Otten; President and Chief Operating Officer, Jeff Wagonhurst; and Senior Vice President and Chief Financial Officer, Christine Tarrago.

Before we begin, let me make a brief statement about the contents of this call. Statements made on this call may be forward-looking and are based on management's current expectations, estimates, forecasts, and projections about the company's business. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and are subject to Safe Harbors created by such laws.

Words such as expects, anticipates, plans, believes, and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed on this call. We will not update publicly any forward-looking statements except as required by law.

For a description of factors that could cause actual results to differ materially from that anticipated on this call, please refer to the company's public filings, including the Form 10-K for the fiscal year ended June 30, 2017, which was filed earlier today.

Let's turn now to Versar's Chief Executive Officer, Tony Otten.

Tony Otten – Chief Executive Officer

Thank you, Karin, and good afternoon, everyone. Thank you for joining us today. This is a pivotal day in Versar's history and the beginning of our future. As we announced in our press release earlier today, Versar has entered into an agreement and planned merger with Kingswood Capital Management, which if consummated, would result in the sale of the company.

Following the proposed transaction, Versar would become a privately-held company, no longer traded on the New York Stock Exchange and will be a wholly-owned subsidiary of Kingswood. This transaction culminates a lengthy and multistage process undertaken by Versar and its investment bankers to identify and act upon a strategic initiative to maximize our shareholder value and improve our liquidity.

During this entire process, Versar or its advisors reached out to nearly 150 potential strategic and financial sources, requesting their participation in the process. Towards the end of this lengthy process, we received an acquisition proposal from Kingswood. After extensive negotiations, careful due diligence, in-depth consultation with our financial and legal advisors and insight provided by a fairness opinion prepared by a well-known firm in the industry, the board concluded that this transaction is in the best interests of both Versar and our shareholders.

As we have discussed in prior calls and disclosures, this is a challenging time in the government contracting world and with the company's working relationship with our lender, Bank of America. These factors were prominent in the board's decision to accept the offer from Kingswood.

I believe that our board chair, Page Hoeper expressed it well when he said, "We believe that Kingswood's financial strength will be critical to enabling the excellent professionals at a privately-held Versar to continue the unsurpassed quality of work they do for our clients." We also believe that this transaction will enable the company to return to growth and profitability.

Indeed, Kingswood is an excellent partner for Versar. Kingswood is a recognized private equity investor with proven experience and history of sound financial investments in a variety of different business sectors. Kingswood brings expertise in turning underperforming companies into successful growth platforms, and Kingswood's reputation will elevate industry awareness of Versar and lend credibility to our renewal.

Kingswood is interested in helping Versar maximize its value to its diverse client base. Following the acquisition, Kingswood will work with Versar's management team to assess where and how Kingswood can best help us by applying its considerable expertise, business contacts, and financial resources. Kingswood is expected to help reposition Versar to a growth trajectory in the near-term.

A few words about process. By October 6th of this year, Kingswood will file documents with the SEC formally asking shareholders to tender all of their Versar shares to Kingswood according to the instructions and requirements included in such documents. At the same time, Versar will file documents with the SEC stating why the board and management believe that this is the best course for our company and shareholders.

In the interim, Versar will conduct business as usual while Kingswood prepares for the consummation of the deal and subsequent ownership of Versar. Upon the successful tending of the majority of Versar's shares, the transaction is expected to close in November.

During the tender offer's offer period expected to run 25 days once the tender offer commences, shareholders can tender their shares to Kingswood in exchange for $0.15 per share. Shareholders should be aware that the price per share is without interest and subject to applicable withholding taxes.

When a majority of outstanding shares of Versar common stock is tendered to Kingswood, the tender offer will be consummated. Any shares not tendered into the tender offer will be exchanged for the same consideration of $0.15 per share. Once consummated, Versar shareholders will no longer have an interest in Versar having received cash for their shares.

I also wanted to note the actions of the New York Stock Exchange earlier today, which suspended trading in Versar stock due to our announcement regarding the transaction with Kingswood. For the time being, Versar stock will continue to be traded over-the-counter.

The New York Stock Exchange has also stated that due to Versar's failure to ensure more than $2 million in shareholder equity, we do not currently meet New York Stock Exchange listing standards. As such, the New York Stock Exchange has started delisting procedures. We are reviewing the New York Stock Exchange actions and will respond in further detail shortly.

For additional detail, please refer to the 8-K and press release announcing this proposed transaction, both of which were filed earlier today with the Securities and Exchange Commission. We intend to keep all our shareholders apprised of developments through public filings with the SEC as required during this process.

I will now turn it over to our Senior Vice President and CFO, Christine Tarrago, to review our financial results for fiscal year 2017.

Christine Tarrago – Senior Vice President and Chief Financial Officer
Thank you, Tony. Versar recorded gross revenue of $111.8 million in fiscal 2017, a decrease of 33% compared to last year's gross revenue of $167.9 million. The decline is a result of decreased revenue of $35 million on the Dover Project; $6 million in reduced work from the EPA; $4.1 million in PBR project within ESG; $4 million in the Laughlin AFB project; $3 million related to PPS, which was sold this past fiscal year; $2.4 million related to decreased work in Iraq and Afghanistan; $1.4 million in the VSS group; and $1.1 million from PSG's Joint Base Lewis-McChord project..

Purchased services and materials for fiscal 2017 decreased 43% to $60.9 million from $107.2 million. The decrease is a result of the wind down in the Dover project, the reduction in EPA projects, decreased revenue levels within VSS, lower than expected work on the Cedar Point Shoreline project, and project loss reserves within PSG and ECM.

Direct cost of services and overhead for fiscal 2017 were $45 million, a decrease of 22% compared to $57.5 million during fiscal 2016. The decrease is a result of a cost savings plan we initiated during fiscal 2017, as well as full-year impact of the cost savings reductions we made in fiscal 2016.

Gross profit was up 84% from $3.2 million to $5.9 million. Cost savings actions mentioned before contributed to the increase in gross profit for fiscal 2017. Gross margin percentage for fiscal 2017 was 5.3% compared to gross margin of 1.9% in fiscal 2016.

SG&A expenses for fiscal 2017 were $12.9 million or 12% of gross revenue compared to $13 million or 8% of gross revenue in fiscal 2016. While this is a percentage increase in gross revenue over the prior fiscal year, the overall dollar level of SG&A is down.

The other operating expense for fiscal year 2017 was a $1.2 million charge for the loss on the sale of PPS which was sold in April 2017. Operating loss before income taxes for fiscal 2017 was $9.6 million compared to operating loss of $36.6 million during fiscal 2016. Net loss for fiscal 2017 was $9.6 million or a loss of $0.96 per share as compared to a net loss of $37.9 million or a net loss of $3.84 per share in fiscal 2016.

I will now focus on the operating results of our business segments for fiscal 2017. Engineering and Construction Management. Gross revenue was $61.3 million, a decrease of 45% compared to $110.5 million in fiscal 2016. The decrease is driven by $35 million less revenue from the Dover project, reduced revenue from the sold PPS business of $3 million, $4 million due to the completion of the project at Laughlin Air Force Base, $2.4 million in reduced work in Iraq and Afghanistan, and $1.4 million in lower revenue from VSS.

Gross profit was $4.4 million which is an increase of 42% compared to $3.1 million in fiscal 2016. Segment gross profit margin in fiscal 2017 was 7% compared to 3% last year. VSS contributed $1.4 million to the gross profit increase after the cost savings actions mentioned earlier, offset partially by a decline in the higher margin work in Iraq and Afghanistan, a loss on the Dover project resulting from cost incurred that will be recovered through negotiations for RAA and project loss contingency accrual.

Environmental Services Group. Gross revenue was $33.3 million, a decrease of 14% compared to $38.7 million in fiscal 2016. The decrease was due to a lack of funding available at the government's year-end coupled with delays with an EPA during the change in administration, which together resulted in a delay of over $6 million in anticipated revenue. This was partially offset by an increase in revenue of $1 million for cultural resources work with the Air Force.

Gross profit for fiscal 2017 was $2.1 million, an increase of 139% compared to $890,000 during fiscal 2016. Gross profit increased to 6% from 2%. This increase was due to the continued in-sourcing of work previously performed by subcontractors and increased efficiencies within the ESG organization.

Professional Services Group. Gross revenue was $17.2 million, a decrease of 8% compared to $18.7 million last year. The decrease in revenue was primarily due to a decline of $1.1 million from the Joint Bass Lewis-McChord project. The gross loss for this segment was $651,000 compared to a gross loss of $824,000 during fiscal 2016.

During fiscal 2017, we recognized project loss reserves of $600,000 related to the Reserve Support Command contract for the base period and an additional $1.3 million for the first option year. This was offset by cost-saving actions made to improve the overhead structure during both fiscal 2016 and 2017.

Now I will turn it back to Tony.

Tony Otten – Chief Executive Officer
Thank you, Christine. As I said at the outset, this is a pivotal day in Versar's history. Since 1969, Versar has been unsurpassed in its support of the critical infrastructure upon which the United States relies. It's been an

arduous process, but we are optimistic that today marks the beginning of the next phase of this proud company, its clients, and its employees.

And now, let's turn to the question-and-answer portion of this call.

Operator
Thank you. The floor is now open for questions. [Operator instructions]. At this time, please hold while we poll for questions. We have our first question from William Velmer from S.A. Advisory. Please state your question.

Q: Thank you for taking my call. I just wanted to say, it's really amazing how you've really destroyed the shareholders of this company. You're going to tell me you did $110 million in revenue even though you lost money, and you're giving the company such tremendous accolades for its future, its employees, its contracts. You're going to tell me that the best you could do was to get $1.5 million or 10 million shares if my math is correct? You guys should be ashamed of yourself.

You really should be ashamed of yourself. Where a slimy fund comes along and they just stole the company from you guys, and you crow about how wonderful things are going to be. You guys should be ashamed of yourself. You really should.

I don't really think there's anything you can say to even accommodate the shareholders. Fifteen cents, $1.5 million, and that's the best you could do. Shame on you.

Tony Otten – Chief Executive Officer
Thank you very much for your thoughts. We heard it, and since you said there's not much we can do to answer that, we won't. Thank you.

Operator
Our next question comes from Bonnie Waxhill [ph] from Waxhill & Company [ph]. Please state your question.

Q: Tony, I know something about the government contracting business, and I realize this call is primarily directed to the employees and to Bank of America and to the new buyer. Still, I really think you're remiss in at least not going into some detail about management error.

This obviously just shows a real lack of good judgment in what was done, and I don't know if you're going to put out a proxy statement or something. I would like to know whether management is going to be continuing on with Kirkwood including yourself, and then I have a couple of other more detailed questions after that.

Tony Otten – Chief Executive Officer
At the time that the tender offer is issued by Kingswood, we will be issuing a 14D-9 that outlines the process that was run through, and I think that will answer—you can find to the extent that your questions that you've kind of referred to will be answered there.

Q: Am I correct in assuming that one possibility apart from what you're doing with Kirkwood would have been putting the company into Chapter 11?

Tony Otten – Chief Executive Officer
That's not a question that we're prepared to answer. Again, I think you should be looking at the financials, the K that we issued, and you should be reading the 14D-9 that'll come out in two weeks and I think—

Q: My next question, answer it or not, is who is the company's financial advisor with respect to the extensive process?

Tony Otten – Chief Executive Officer
We used Canaccord Genuity for the process.

Q: Did they also provide the fairness opinion?

Tony Otten – Chief Executive Officer
They did not.

Q: Can you tell us who provided the fairness opinion?

Tony Otten – Chief Executive Officer
We will in the 14D-9.

Q: If you're going to make it public, I don't know why it can't be made public over the telephone, but I want to be clear. I see this process that you went through is probably completely legitimate and serving up the very best results that could be provided for the shareholders.

I think what I'm going to be reading will completely support that, but I just don't understand how management can face its shareholders, you're in a fiduciary relationship with them, and not give some explanation more detailed than just this revenue was bad and that revenue was bad, to say something about the bad decisions that were made that put us in the place that we are now even though I'm sure at all times you thought you were doing your best.

This is just too appalling a result to not have some mea culpa, and as I said, all that business about how Versar is going to be great in the future, that may be fine for the existing stakeholders. This call is not advertised for stakeholders. It's for shareholders, and obviously, you are wiping out the shareholders including the management shareholders to the extent they own stock. It's really just an appalling result, and you could at least acknowledge that it's really a big disappointment as opposed to a great pivotal day turning point.

Tony Otten – Chief Executive Officer
Bonnie, I hear you. I think this call was as much to allow shareholders to present their issues and their questions and their concerns. Again, I think you'll find when you read the 14D-9 that it was a very robust process and that, as you said, is really the best outcome.

Q: Alright. Thank you, Tony.

Operator
Thank you, and our next question comes from Darrell Patrick from S J Wolfe. Please state your question.

Q: I got on the call late, so I may have missed something. Will current management be involved with the company when Kingsgate buys them?

Tony Otten – Chief Executive Officer

That wasn't discussed, and at this point, we're going to continue to run the company until the transaction closes. And then it's really going to be up to the new owners.

Q: You anticipate when the transaction closes?

Tony Otten – Chief Executive Officer
Sometime in November. We expect a tender offer to be launched no later than a week Friday. At that time, the company will also issue its 14D-9, and there'll be 25 business days from the tender offer launch for the full tender offer. When you do the math, it takes you sometime into early to mid-November.

Q: There will be appraisal right process?

Tony Otten – Chief Executive Officer
Excuse me?

Q: There will be appraisal rights involved in this for the shareholders?

Tony Otten – Chief Executive Officer
That all will be outlined in the tender offer.

Q: Again, I share Bonnie's sentiments. It's certainly disappointing the way this thing ended. Thank you.

Tony Otten – Chief Executive Officer
Thank you.

Operator
Thank you. [Operator instructions]. We have our next question from Donnie Hoak [ph]. Please state your question.

Q: I was wondering why the shareholders didn't get a vote in the transaction.

Tony Otten – Chief Executive Officer
In fact, they will get a vote in the transaction. A transaction is being recommended by the board and management, and that's what the tender offer provides for us for the shareholders to have a vote.

Q: The communication that I saw did not say that online. It said the shareholders would not be consulted.

Tony Otten – Chief Executive Officer
No, what the communication said was that a shareholder meeting is not required, but that the shareholders individually will have an ability to vote their shares to the tender offer or not.

Q: Oh, they will? Okay. One other follow-up, you said that you will be continuing?

Tony Otten – Chief Executive Officer
The company will continue as a privately-held company by Kingswood Capital Management. It will no longer be public.

Q: Do you have any apologies for the previous administration? You used to criticize them heavily about how ineffective they were.

Tony Otten – Chief Executive Officer
I'm sorry. I'm not sure I understand the question.

Q: In previous stockholder meetings, you said that the previous administration, the previous directors, the board, things like that were totally ineffective, and now you've basically ruined the company. You've lost $30 million in one year. Don't you owe them an apology?

Tony Otten – Chief Executive Officer
I appreciate your thoughts.

Operator
Our next question comes from Jerome Strauss. Please state your question.

Q: Jerome Strauss, longtime employee of the company. Hi, Tony.

Tony Otten – Chief Executive Officer
Jerry.

Q: You're [audio disruption] Versar really should never have gone public like we did back in the '80s, but c'est la vie. The question that I have, and I have two questions, you know what the second one is. The first one is what do you believe Kingswood Capital will really do with Versar? Have they said what their plans are, what their strategy is, how they can duplicate another Dover project or something like that in order to bring the company back to profitability?

Tony Otten – Chief Executive Officer
I think that I would expect Kingswood, they're going to be investing significant amounts of capital obviously to take out Bank of America and other debtholders as well as the equity. Their expectation is that this is a platform that they can use to grow in the government space. They're going to be taking risk on their odds at this, so there's no guarantees on that.

I do believe that they see an opportunity here to take a company that has a great history that has encountered some rough times, but given their expertise and their knowledge that it can be turned back into something that services its clients in an excellent way as it always has, Jerry. You're well familiar with that.

Q: You're right. Has Kingswood done this with other government contractors?

Tony Otten – Chief Executive Officer
This is probably where Kingswood, you'll have to look to the tender offer for them to provide that understanding. They certainly, as we've said in the filings and in the FAQs in our 14D-9 today, they're a very experienced investor group with great operational experience, with a great ability to take underperforming companies. They have experience in a broad range of industry segments including government contracting.

Q: As you have discussed earlier, to your knowledge, has Kingswood even mentioned their moving financial obligations that Versar has to other entities, the [indiscernible] compensation for example?

Tony Otten – Chief Executive Officer
My understanding is that Kingswood is envisioning taking this company as it is and continuing to operate as it is with its existing obligations, etc.

Q: Okay.

Operator
Thank you, and that appears to be our last question. I'll turn it over to the speakers for closing remarks.

Karin Weber – Head of Investor Relations
Thank you. A replay of the teleconference will be available until October 9, 2017, and may be accessed domestically by dialing 877-481-4010 and internationally by dialing 919-882-2331. Callers must enter Conference ID 20093. Additionally, the replay will be available on the Investor Relations section of Versar's website.

Thank you for your continued support of Versar.